Exhibit 10.15

MEMORANDUM

TO: LTIP Participant
FROM: Compensation Committee
DATE: March 9, 2018
RE: Long Term Incentive Plan

You have been selected to participate in the LKQ Corporation Long Term Incentive Plan (“LTIP”) for the 2018 to 2020 Performance Period. The potential payout under your award is subject to all of the terms and conditions set forth in this memorandum and in the LTIP (a copy of which is attached to this memorandum). In the event of any inconsistency between the terms and conditions of the LTIP and this memorandum, the terms and conditions of the LTIP shall control.

Performance Period:    January 1, 2018 to December 31, 2020
Award Components:    See the attached Award Component Matrix
Each of diluted earnings per share from continuing operations attributable to LKQ stockholders, organic parts and services revenue growth, and return on equity shall be increased to the extent that it was reduced in accordance with GAAP by objectively determinable amounts in each case due to:

1.	A change in accounting policy or GAAP;

2.	Dispositions of assets or businesses;

3.	Asset impairments;

4.	Amounts incurred in connection with any ଁnancing;

5.	Losses on interest rate swaps resulting from mark to market adjustments or discontinuing hedges;

6.	Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with or in anticipation of an acquisition;

7.	Losses (and related fees and expenses) related to extra-ordinary environmental, legal, product liability or other contingencies;

8.	Changes in tax laws or regulations or interpretations of such laws or regulations;

9.
A Board approved divestiture of a material business (i.e. the performance goals will be adjusted to account for the divestiture, including, if appropriate, the pro-rata effect of targeted improvements);

10.	Changes in contingent consideration liabilities;

11.	The imposition of tariffs or taxes on the importation of inventory; and

12.	Other extraordinary, unusual or infrequently occurring items.

In addition, the diluted earnings per share shall exclude amortization expense related to acquired intangibles.

In addition, the Compensation Committee shall adjust the Award Components or other features of the award (a) that relate to the value or number of the shares of common stock of the Company to reଂect any stock dividend, stock split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (b) to account for changes in the value of foreign currencies of countries in which we operate versus the US. Dollar (using the 2017 average respective exchange rates).
Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may reduce the actual award payable to you below that which otherwise would be payable pursuant to the Award Component or may eliminate the actual award.